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TWO DEGREES MOBILE LIMITED - CASH LONG TERM INCENTIVE PLAN RULES

TWO DEGREES MOBILE LIMITED - CASH LONG TERM INCENTIVE PLAN RULES

DATE: 2 AUGUST 2019

1. NAME

The name of this plan is the Two Degrees Mobile Limited - Cash Long Term Incentive Plan.

2. OBJECTIVES

The objectives of the Plan are to:

(a) incentivise and motivate Participants to continue in employment with and improve the performance of the Two Degrees Group;

(b) encourage Participants to exercise long-term thinking to contribute to the long-term success of the Two Degrees Group; and

(c) align the interests of Participants with those of the Two Degrees Group and its owners.

3. BOARD

3.1. Administration

The Board will administer all aspects of the Plan, including the making of Offers and Grants. Any matter to be determined by the Board will be determined as it sees fit in its sole discretion.

3.2. Delegation

The Board may delegate to any person and/or any board committee of a Two Degrees Group company (and may revoke any delegation of) all or any of its powers, discretions, rights and obligations under the Plan from time to time as it sees fit, and references to the "Board" will be construed accordingly.

4. OFFERS

The Board may in its absolute discretion make an Offer to an Employee. Each Offer will be contained in a Letter of Invitation, which will:

(a) specify the details of the proposed Grant, including:

(i) Target Gross Cash Amount the Employee will receive on achievement of the Performance Hurdles and (as applicable) the threshold and maximum amounts (both expressed in dollar amounts) receivable on achievement of corresponding threshold and maximum Performance Hurdles;

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(ii) the Performance Hurdles and Vesting Date for that Grant; and

(iii) the Performance Period over which performance relative to the Grant's Performance Hurdles will be measured;

(b) enclose a copy of these Rules; and

(c) specify the date and time by which the Employee's acceptance of the Offer must be received by the Company.

5. ACCEPTANCE OF OFFER AND GRANT

5.1. Acceptance

(a) An Employee may accept an Offer by signing and returning to the Company the acceptance form attached to the Letter of Invitation by the date and time specified therein.

(b) If an Employee does not accept an Offer within the time period specified in clause 5.1(a), then the Offer will be deemed to have been withdrawn and no longer capable of acceptance.

5.2. Acknowledgement

By accepting an Offer, the Employee:

(a) acknowledges that these Rules and the terms in the Letter of Invitation are binding;

(b) acknowledges that participation in the Plan does not affect the terms of the Employee's Employment;

(c) acknowledges that in no event will the Company be deemed, by making an Offer or otherwise, to have represented that an Employee's Employment will continue until or beyond the Vesting Date; and

(d) waives all rights to compensation or damages in consequence of the termination of his or her Employment for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to be entitled to any Grant or Cash Amount as a result of such termination.

5.3. Grant

If an Employee has validly accepted an Offer:

(a) the Board will make the Grant to the Employee on or with effect on the Grant Date; and

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(b) the Employee will be deemed to be a Participant in respect of that Grant on and from the Grant Date.

6. CESSATION OF EMPLOYMENT

6.1. Cessation as a result of Death

(a) If a Participant ceases to be Employed before the Vesting Date as a result of death:

(i) then clause 7 (as modified by this clause) will apply to that Participant; and

(ii) the Board shall have the absolute discretion to determine what portion (if any) of the Participant's Target Gross Cash Amount vests, and the Vesting Date of that portion for the purposes of clause 7.

(b) If a Participant ceases to be Employed after the Vesting Date but before the Payment Date as a result of death, the Participant or their estate will continue to be eligible for any payment under clause 7.1.

6.2. Cessation for any other reason

(a) If a Participant ceases to be Employed before the Vesting Date for any reason other than as a result of death, then no part of the Target Gross Cash Amount or any other amount will be payable to the Participant unless the Board determines otherwise. The Board shall not make a determination under this clause if the Participant's Employment was terminated for reasons of Serious Misconduct or poor performance but otherwise shall have sole discretion to make such a determination, including what portion (if any) of the Participant's Target Gross Cash Amount vests, and the Vesting Date of that portion.

(b) If a Participant ceases to be Employed after the Vesting Date but before the Payment Date for any reason other than as a result of death, any payment under clause 7.1 will be at the Board's discretion, provided that the Board shall not withhold payment under clause 7.1 without good cause, which includes if the Participant's Employment is terminated for reasons of Serious Misconduct or poor performance. In such circumstances, the reasons for withholding payment shall be disclosed to the Participant.

7. VESTING

7.1. Cash Amount payable where Performance Hurdles achieved

(a) To the extent that the Performance Hurdles have been achieved on the Vesting Date the Company will pay to the Participant a Cash Amount calculated in accordance with the Letter of Invitation, less any applicable:

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(i) tax;

(ii) employer and employee KiwiSaver contributions; and

(iii) other withholding.

(b) The maximum payment available for overachieving the Performance Hurdles is the "Maximum" amount for that Performance Hurdle, as set out in the Letter of Invitation.

7.2. No Payment where Performance Hurdles not achieved

If the Performance Hurdles have not been achieved on the Vesting Date, the Company will not be required to pay any portion of the Target Gross Cash Amount to the Participant, provided that the Board shall have a discretion, where it considers that there are exceptional circumstances, to award some or all of the Target Gross Cash Amount notwithstanding the fact that Performance Hurdles have not been achieved.

7.3. No Payment where Extraordinary Event

Notwithstanding the achievement of any Performance Hurdle on the Vesting Date, a Participant shall not be entitled to payment under clause 7.1 to the extent any of the following apply:

(a) The Participant is under investigation for, or prior to the Payment Date was found to have committed Serious Misconduct. To avoid doubt, if the investigation clears the Participant of Serious Misconduct, and no other provision of this clause 7.3 applies, payment shall be made to the Participant in accordance with clause 7.1.

(b) The Participant has, at any time after the Grant Date but prior to the Payment Date, received a "Below Target" or "On Target - Low" rating (or equivalent) in their formal mid-year or annual review. To avoid doubt, if the Below Target or "On Target - Low" rating (or equivalent) is remedied or reversed, or the Participant subsequently receives an "On Target" or better rating (at the sole discretion of the Company) prior to the Payment Date, and no other provision of this clause 7.3 applies, payment shall be made to the Participant in accordance with clause 7.1.

(c) For so long as the Participant is subject to any formal performance management regime.

(d) Payment would breach the terms of any senior funding agreement that the Company is party to.

(e) The Company or any Subsidiary is in receivership, administration or liquidation, is insolvent or unable to pay its debts when due, has ceased trading or operations (other than for a solvent reconstruction or amalgamation), has entered into an arrangement with its creditors, or any other procedure or step analogous or equivalent to the foregoing, and provided always that any such occurrence has a significant detrimental impact on the financial performance or position of the Two Degrees Group as a whole.

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7.4. Timing of Payment

The payment will be made on the Payment Date, being a date following the end of the Performance Period and the Board's assessment of the extent to which Performance Hurdles have been achieved. The Board's assessment shall be based on the financial statements of the Two Degrees Group and/or Subsidiary as relevant to the Performance Hurdle, which financial statements need not include an external auditor's report. The Board's assessment may also incorporate adjustments to the Performance Hurdles or to the financial results relevant to the Performance Hurdles, to account for the impact of exceptional items or any other matter the Board considers warrants an adjustment on grounds of fairness to the Company or Participants, or to better fulfil the Objectives set out in clause 2.

8. AMENDMENT AND TERMINATION

8.1. Board's Discretion

Subject to clause 8.2, the Board may from time to time:

(a) amend the Plan and any term of a Participant's participation in the Plan at its sole discretion if the Board considers that such amendment would not materially prejudice the interests of any Participant. Without limiting the foregoing, the Board may amend the Performance Hurdles so they are consistent with the latest annual Budget or Long Range Plan approved by the Board or the board of Two Degrees Investments Limited from time to time; and

(b) amend the Plan and any term of a Participant's participation in the Plan, provided that if the Board considers that such amendment would materially prejudice the interests of any Participant, the consent of all such Participants is required.

8.2. Termination

(a) Subject to clause 8.3, the Board may terminate the Plan if the Board reasonably considers that the termination of the Plan is in the best interests of the Company or the Two Degrees Group.

(b) If the Board terminates the Plan, then the Board will not make any further Grants but the Plan will be deemed to continue in respect of all Grants made prior to the date of termination.

8.3. Notice to Participants

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The Board will give notice of any amendment to or termination of the Plan, and of any amendment to the Performance Hurdles, to all Participants affected.

9. MISCELLANEOUS

9.1. No Alienation of Participants' Rights

The entitlements, rights and interests of each Participant under the Plan are strictly personal and must not in any way be assigned, charged, alienated or borrowed against.

9.2. Spirit of the Plan

If any circumstance arises (such as an Initial Public Offering or sale of the Company or another company in the Two Degrees Group, or the sale of all or substantially all of the assets of the Company or another company in the Two Degrees Group, or the incurrence of a restriction or obligation by the Company or another company in the Two Degrees Group as a result of entry into a commercial or financial agreement eg. a debt instrument) which might result in the Objectives (as set out in clause 2) or spirit and intent of the Plan not being fulfilled, the Board will use all reasonable endeavours to effect any modification to the Plan required to preserve the Objectives, or the spirit and intent of the Plan.

9.3. Delay

No failure, delay or indulgence by the Board in exercising any power or right conferred on it under the Plan will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude or compel further exercises, or the exercise of any other power or right under the Plan.

9.4. Disputes

Any dispute which arises under the Plan will be determined by the Board. The Board's decision will be final.

9.5. Governing Law

The Plan will be governed by and construed in accordance with New Zealand law.

9.6. Construction

Unless the context requires otherwise:

(a) the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b) a reference to a "person" includes any individual, partnership, board and incorporated or unincorporated body (whether or not having a separate legal personality);

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(c) a reference to an "amendment" includes any deletion or addition;

(d) a reference to an enactment (statute or regulation) includes enactments in New Zealand and in any other jurisdiction affecting the Plan, and is a reference to that enactment as amended, or any enactment substituted for that enactment;

(e) a reference to a monetary amount is in New Zealand dollars;

(f) where a word or expression is defined in the Plan, other parts of speech and grammatical forms of that word or expression have a corresponding meaning; and

(g) a reference to a person includes its successors and permitted assigns.

9.7. Key terms

Unless the context requires otherwise:

Board means the board of directors of the Company, and includes delegates of the Board in accordance with clause 3.2;

Cash Amount means the proportion of the Target Gross Cash Amount which becomes eligible to be paid to a Participant following the Vesting Date, which amount shall be deemed to include any employer KiwiSaver liability arising as a result of the Grant;

Company means Two Degrees Mobile Limited;

Employee means any;

(a) employee of the Two Degrees Group; and

(b) individual who otherwise provides services to or for the benefit of a company in the Two Degrees Group,

that the Board determines is eligible for a Grant, and Employed and Employment shall be construed accordingly;

Grant means the grant to a Participant of the right to receive the Cash Amount on achievement of the Performance Hurdles, as set out in a Letter of Invitation;

Grant Date means, in relation to a Participant, the date recorded as such in the Letter of Invitation, being the date:

(a) that Grant is made, as recorded in the Letter of Invitation; and

(b) that the Performance Period commences;

Letter of Invitation means a letter setting out an Offer, substantially in the form attached as Schedule 1;

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Offer means an offer of a Grant to an Employee, pursuant to the Plan;

Participant means an Employee who has validly accepted an Offer;

Payment Date means the date the Cash Amount is paid following the satisfaction of the matters described in clause 7.4;

Performance Hurdles means the performance hurdles applicable to a Grant as set out in a Letter of Invitation;

Performance Period means the period from the Grant Date to the Vesting Date;

Plan means the Two Degrees Mobile Limited - Cash Long Term Incentive Plan recorded in this document as amended from time to time;

Serious Misconduct includes (without limitation):

(a) a serious breach of the Two Degrees Investments Limited Code of Conduct and Ethics;

(b) deliberate or reckless conduct, without reasonable excuse, that results in or could result in death, serious injury or serious illness to any individual.

Subsidiary means a subsidiary of Two Degrees Investments Limited within the meaning given to the term "subsidiary" in the Companies Act 1993, or any other company that the Board deems to be a company associated with the Company for the purpose of these Rules;

Target Gross Cash Amount means the aggregate gross cash amount set out in a Participant's Letter of Invitation which a Participant shall be entitled to receive, before deduction of PAYE withholding tax and other deductions, if the target Performance Hurdles have been achieved;

Two Degrees Group means Two Degrees Investments Limited and all its Subsidiaries from time to time (including the Company); and

Vesting Date means, in relation to a Grant, the date specified as the Vesting Date in the relevant Letter of Invitation.

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SCHEDULE 1 - Letter of Invitation

[Participant Name]

c/ Two Degrees Mobile Limited (the Company)

[Date]

Dear [Participant First Name]

In recognition of your contribution to the Two Degrees Group, the Board of Two Degrees Mobile Limited (the Board) has selected you to receive this offer to participate in the [Year] cash long term incentive (LTI) grant (the Offer). The Offer is made under the Two Degrees Mobile Limited - Cash Long Term Incentive Plan (Plan).

The purpose of this Letter of Invitation is to offer you a grant (the Grant) under the Plan. The key terms of the Grant are set out below and in the Appendices to this Letter of Invitation. This Offer and the Grant are subject to the Plan Rules that are enclosed with and form part of this Letter of Invitation. In the event of any inconsistency, the Plan Rules will prevail.

Cash Plan

Payments under the Grant are (with limited exceptions) conditional on:

  you remaining employed with the Two Degrees Group through to the Grant's Payment Date, which we expect to be in [Date] and achievement of the Grant's Performance Hurdles.

Subject to these conditions being satisfied, payments under the Grant (if any) will be made to you in cash net of tax, employer and employee Kiwisaver contributions and any other applicable withholding.

Your Target Gross Cash Amount for this Grant is specified in Appendix 1 together with other key terms.

Performance Hurdles

As set out in Appendix 2, for this Grant there are [Number] Performance Hurdles. These Performance Hurdles have been set using the [Dates / Targets] [in the Two Degrees Group current Long Range Plan].

Performance against the Performance Hurdles will be assessed by the Board based on the Group's Financial Statements for the years ended [Dates]. The Board may make adjustments to the financial results to account for the impact of exceptional items and other matters that could result in unfairness to Participants or the Company (amongst other things).

Each Performance Hurdle is a [Number]-year cumulative target, to recognise the long term nature of the Plan.

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For each Performance Hurdle there is a performance range (Threshold, Target and Maximum) and corresponding range of payments. This means if the Group outperforms Target hurdles your payment could be higher than your stated Target Gross Cash Amount; and, similarly if the Group only achieves Threshold performance your payment could be less than your stated Target Gross Cash Amount.

Each Performance Hurdle will be assessed independently and your payment will be the sum of both results provided that:

  [Insert];

  [Insert]; and

  as provided for in rule 7.3 of the Plan rules, no payment will be made where there is an extraordinary event as determined by the Board.

What happens if you leave before Vesting?

If you cease employment with the Two Degrees Group before the Vesting Date, in most circumstances you will not be eligible to receive a payment.

What happens if you leave after Vesting but before the Payment Date?

If you cease employment after Vesting but before payment, any payment to you will be at the Board's discretion, but payment will not be withheld without good cause.

Accepting the Offer

To accept the Offer set out in this Letter of Invitation, please sign the acceptance set out at Appendix 3 and return it to [name and contact details of Company representative]. If the acceptance is not received by [insert time and date] you will be deemed to have rejected the Offer.

Please let us know if you have any questions.

Regards,

[insert]
On behalf of the Board of Two Degrees Mobile Limited

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Appendix 1 - Details of Grant

Feature	Detail
Offeree name	[ ]
Grant Date	[1 January] [Year]
Vesting Date	[31 December] [Year]
Payment Date	A date in April [Year] once the [Year] financial result is known and the Board has assessed the extent to which the Performance Hurdles have been achieved
Performance Hurdles and weighting	[ ]
Performance Period	[ ]
Target Gross Cash Amount*	$[ ]

* For the sake of clarity, your Target Gross Cash Amount is inclusive of any employer KiwiSaver obligation arising in relation to payments due to you under the Plan.

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Appendix 2 - Details of Grant

Set out in the table below are the Grant's Performance Hurdle targets and corresponding potential payments.

Feature	Threshold	Target	Maximum
Performance Hurdle 1 - [ ]
Performance Target ($ million)
As % of performance Target
Potential Payment to you
Performance Hurdle 2 - [ ]
Performance Target ($ million)
As % of performance Target
Potential Payment to you

Important interpretation notes:

  [Insert]

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Appendix 3 - Acceptance Form

To: The Directors, Two Degrees Mobile Limited
From: [Participant Name]

I agree to the terms and conditions of the Grant offered to me, as set out in the Plan and my Letter of Invitation (the Terms). Capitalised terms used below have the meanings given to them in the Terms.

I confirm and acknowledge that:

  the Grant has been offered to be me by the Board of the Company, using its absolute discretion under the Plan to make a Grant;

  I have been selected for an Offer under the Plan because of my specific contribution and importance to the Two Degrees Group;

  the Plan is intended to align my interests as a Participant in the Plan with the Two Degrees Group's owners;

  participation in the Plan does not:

  affect the terms of my employment or the rights and obligations that I or the Two Degrees Group company that employs me have under my employment agreement;

  confer any right to continued employment or compensation for any loss in relation to the Plan;

  constitute part of my regular, recurring remuneration or compensation for any purpose (including payment by the Two Degrees Group company that employs me of taxes on my remuneration, the calculation of redundancy pay (if any), or any other entitlement not expressly provided for in the Terms); or

  impose any obligation on the Company to make a further grant to me under the Plan, or create any right or expectation of a further grant on the same basis or at all, in the future;

  I have received and read, and agreed to be bound by, the Terms (as amended from time to time);

  the Company may furnish any of the details relating to my participation in the Plan to any third party to the extent necessary or desirable in connection with the administration of the Plan, and the Company and any such third party may use such details for the purposes of the Plan;

  I will be responsible for any personal tax consequences of my participation in the Plan;

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  the entitlements, rights and interests granted to me under the Plan are strictly personal, and I must not (and must not purport to) in any way assign, charge, alienate or borrow against these entitlements, rights and interests;

  the agreements, acknowledgements and confirmations provided in this acceptance form are provided for the benefit of the Two Degrees Group; and

  I undertake to inform the Company of any changes to my personal details, including my bank account details and address.

_________________________________________
              Signature of Participant

_________________________________________
              Full name of Participant

Date:

This Acceptance must be returned to [insert] so that it is received by 5 p.m. on [insert date].